Exhibit 4.16

AMENDED AND RESTATED

WARRANT AGREEMENT

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of [____], 2023, is by and between Greenfire Resources Ltd., an Alberta corporation (the “Company”), Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, collectively, the “Warrant Agent”).

WHEREAS, in connection with the initial public offering (“MBSC IPO”) of units and simultaneous private placement of warrants of M3-Brigade Acquisition III Corp., a public special purpose acquisition company (“MBSC”), MBSC engaged the Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) to act on behalf of MBSC in connection with the issuance, registration, transfer, exchange, redemption and exercise of MBSC’s warrants on the terms and conditions set forth in the Warrant Agreement, dated as of October 21, 2021, between MBSC and Continental (the “Prior Agreement”).

WHEREAS, on December 14, 2022, the Company entered into a business combination agreement with MBSC, Greenfire Resources Inc., an Alberta corporation (“Greenfire”), and the other parties thereto (as amended on April 21, 2023 and June 15, 2023, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, collectively, the “Business Combination”), pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the plan of arrangement attached thereto as Exhibit F (the “Plan of Arrangement”), the Company agreed to, upon the closing of the Business Combination (a) issue 5,000,000 warrants (the “New Warrants”) to certain shareholders and holders of performance warrants of Greenfire and (b) to assume certain warrants of MBSC issued to M3-Brigade Sponsor III LP (the “Warrants”);

WHEREAS, New Greenfire, MBSC, Continental, and the Warrant Agent entered into that certain Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), dated on or about the date hereof, pursuant to which, in accordance with Section 7.2 and Section 8.1 of the Prior Agreement, (i) New Greenfire was substituted for MBSC in the Prior Agreement and became obligated to perform all of the duties of MBSC under the Prior Agreement and (ii) the Warrant Agent was substituted for Continental in the Prior Agreement and became obligated to perform all of the duties of Continental under the Prior Agreement;

WHEREAS, for the purpose of curing any ambiguity as to whether the Prior Agreement applies to the Warrants following the closing of the transactions contemplated by the Business Combination Agreement, New Greenfire and the Warrant Agent agree that the Prior Agreement is hereby amended and restated in its entirety in accordance with the terms hereof pursuant to Section 8.8 of the Prior Agreement, and, with effect from and following the Effective Time (as defined in the Business Combination Agreement), this Agreement shall apply, and the terms of the Prior Agreement shall cease to apply, to the Warrants;

WHEREAS, pursuant to this Agreement, each Warrant shall, subject to adjustment, entitle the holder thereof to acquire one common share in the capital of the Company (“Common Share”) upon payment of the Exercise Price prior to the Expiry Time upon the terms and conditions set forth in this Agreement;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form F-4, File No. 333-271381 (the “Registration Statement”) and prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Warrants and the Common Shares issuable upon exercise of the Warrants;

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (in the case of definitive physical warrant certificates) or otherwise registered (in the case of book entry warrants), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement.

2. Warrants.

2.1. Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2. Effect of Countersignature. If a physical definitive certificate is issued, unless and until countersigned by the Warrant Agent, either by manual, electronic or facsimile signature, pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3. Registration.

2.3.1. Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the initial issuance of the Warrants and the registration of transfer of the Warrants in book-entry form. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. If requested, the Registered Holder (as defined below) shall be issued a definitive certificate in physical form evidencing such Warrants which shall be in the form attached hereto as Exhibit A (the “Definitive Warrant Certificate”).

Physical definitive certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the board of directors of the Company (the “Board”), Chief Executive Officer, Chief Financial Officer, the President, the Treasurer or the Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before the Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical definitive certificate made by anyone other than the Company or the Warrant Agent) for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3. Terms and Exercise of Warrants.

3.1. Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent (in the case of Definitive Warrant Certificates), entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company one Common Share, at the price of $11.50 per Common Share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment for the Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) at which each Common Share may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than 20 Business Days; provided, that the Company shall provide at least 20 days’ prior written notice of such reduction to the Warrant Agent and Registered Holders of the Warrants; and provided further, that any such reduction shall be identical among all of the Warrants.

3.2. Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on [__, 2023]1 and terminating at 5:00 p.m., New York City time, on the date that is 5 years from the date hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 with respect to an effective registration statement or a valid exemption being available. Each Warrant not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company shall provide at least 20 days prior written notice of any such extension to the Warrant Agent and Registered Holders of the Warrants, provided, further, that any such extension shall be identical in duration among all of the Warrants.

3.3. Exercise of Warrants.

3.3.1. Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent (in the case of Definitive Warrant Certificates), may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a book-entry Warrant, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Warrant Agent, (ii) an election to purchase (“Election to Purchase”) Common Shares pursuant to the exercise of a Warrant, properly completed and duly executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Registered Holder in accordance with the Warrant Agent’s procedures, and (iii) payment in full of the Warrant Price for each full Common Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Shares and the issuance of such Common Shares, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent or by wire transfer of immediately available funds; or

(b) by surrendering the Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined in this subsection 3.3.1(b)) less the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) the “Fair Market Value” shall mean the volume-weighted average last reported sale price of Common Shares for the 10 trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent.

The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.

3.3.2. Issuance of Common Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full Common Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Definitive Warrant Certificate, as applicable, for the number of Warrants not then exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Common Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless either (a) a registration statement under the Securities Act covering the issuance of the Common Shares underlying the Warrants is then effective and a prospectus relating thereto is current or (b) a valid exemption from the registration requirements of the Securities Act is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Common Shares upon exercise of a Warrant unless the Common Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. In no event will the Company be required to net cash settle the Warrant exercise. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Common Share, the Company shall round down to the nearest whole number of the number of Common Shares to be issued to such holder. The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Agreement to calculate, the cashless exercise ratio. The number of Common Shares to be issued on such exercise will be determined by the Company (with written notice thereof to the Warrant Agent), the Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of Common Shares to be issued on such exercise is accurate or correct.

1 30 days after closing.

3.3.3. Valid Issuance. All Common Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4. Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Common Shares is issued shall for all purposes be deemed to have become the holder of record of such Common Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such Common Shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5. Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates) to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the Common Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by such person and its affiliates shall include the number of Common Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Common Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Common Shares, the holder may rely on the number of outstanding Common Shares as reflected in (1) the Company’s most recent Annual Report on Form 20-F for 40-F, as applicable, Current Report on Form 6-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within 2 Business Days, confirm orally and in writing to such holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the 61st day after such notice is delivered to the Company.

3.3.6. Cost Basis Information.

(a) In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued shares in a manner to be subsequently communicated by the Company in writing to the Warrant Agent.

(b) In the event of a cashless exercise, the Company shall provide cost basis for shares issued pursuant to a cashless exercise at the time the Company confirms the number of Common Shares issuable in connection with the cashless exercise to the Warrant Agent pursuant to Section 3.3.1 hereof.

4. Adjustments.

4.1. Stock Dividends.

4.1.1. Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Common Shares is increased by a stock dividend payable in Common Shares, or by a split-up of Common Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Common Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Common Shares. A rights offering to holders of Common Shares entitling holders to purchase Common Shares at a price less than the Fair Market Value (as defined below) shall be deemed a stock dividend of a number of Common Shares equal to the product of (i) the number of Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Common Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Shares, in determining the price payable for Common Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume-weighted average last reported sale price of Common Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2. Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Shares on account of such Common Shares (or other shares of the Company’s capital stock into which the Warrants are convertible), other than as described in subsection 4.1.1, or Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”) then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Common Shares in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Common Shares issuable on exercise of each Warrant) does not exceed $0.50.

4.2. Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding Common Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Common Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Common Shares.

4.3. Adjustments in Warrant Price. Whenever the number of Common Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Common Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Common Shares so purchasable immediately thereafter.

4.4. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Common Shares (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such Common Shares) or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company into another type of entity in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the aggregate voting power of the Company’s securities, or, in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ); provided, however, that: (i) if the holders of the Common Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Shares in such consolidation or merger that affirmatively make such election; (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) securities representing more than 50% of the aggregate voting power, including the power to vote on the election of directors of the Company, of the issued and outstanding equity securities of the Company, and (for the avoidance of doubt) such tender offer results in a change of control of the Company, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; and (iii) if less than 70% of the consideration receivable by the holders of the Common Shares in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within 30 days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 6-K furnished to the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference, if positive, of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below) (which amount determined under this clause (ii) shall not be less than zero). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes model as calculated by an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board, qualified to make such calculation. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Shares consists exclusively of cash, the amount of such cash per Common Share, and (ii) in all other cases, the volume weighted average price of the Common Shares as reported during the 10 trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Common Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5. Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of Common Shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Common Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based; provided, however, that no adjustment to the number of Common Shares issuable upon exercise of a Warrant shall be required until cumulative adjustments amount to 1% or more of the number of Common Shares issuable upon exercise of a Warrant as last adjusted; provided, further, that any such adjustments that are not made are carried forward and taken into account in any subsequent adjustment. The Warrant Agent shall have no obligation under any Section of this Agreement to determine whether an event leading to an adjustment has occurred or to calculate any of the adjustments set forth herein. The Company agrees that it will provide to the Warrant Agent with any new or amended exercise terms. The Warrant Agent shall be fully protected in relying on any such notice and on any adjustment therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, such adjustment unless and until it shall have received such notice. Notwithstanding the foregoing, all such carried forward adjustments shall be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of Common Shares issuable upon exercise of a Warrant and (ii) on the exercise date of any Warrant. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, in connection with which an adjustment is made to the Warrant Price or the number of Common Shares issuable upon exercise of a Warrant, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6. No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Common Shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Common Shares to be issued to such holder.

4.7. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Common Shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1. Transferability. Subject to compliance with applicable law, the Warrants may be transferred, assigned or sold to any person.

5.2. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated warrants, properly completed and duly executed by the Registered Holder or by its duly authorized attorney, accompanied by a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program.” Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.3. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Definitive Warrant Certificate, each Definitive Warrant Certificate may be transferred only in whole; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. The Company and the Warrant Agent may require payment from the Holder of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrants. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement or any Warrant that requires the payment of taxes and/or charges unless and until the Warrant Agent is reasonably satisfied that all such payments have been made.

5.4. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.5. Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.6. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Other Provisions Relating to Rights of Holders of Warrants.

6.1. No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

6.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may, absent notice to Warrant Agent that such Warrant has been acquired by a bona fide purchaser, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall in all cases include posting of a lost security bond by or on behalf of the Registered Holder holding the Warrant Agent and the Company harmless, and in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed, and countersigned by the Warrant Agent. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone. The Warrant Agent may, at its option, countersign replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.

6.3. Reservation of Common Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Common Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7. Concerning the Warrant Agent and Other Matters.

7.1. Payment of Taxes. Subject to the provisions of Section 3.3.1 hereof, the Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Common Shares upon the exercise of the Warrants, but the Company and the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the Warrants or such Common Shares.

7.2. Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit the holder’s Warrant for inspection by the Company) then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the United States of America, or any state thereof, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Shares not later than the effective date of any such appointment.

7.2.3. Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3. Fees and Expenses of Warrant Agent.

7.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Warrant Agent, its reasonable and documented expenses and counsel fees and disbursements and other disbursements incurred in the preparation, negotiation, execution, administration, delivery and amendment of this Agreement and the exercise and performance of its duties hereunder.

7.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4. Liability of Warrant Agent.

7.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. Such statement shall be full authorization and protection to the Warrant Agent and the Warrant Agent may rely upon, and be held harmless for such reliance, such statement for any action taken or suffered or omitted to be taken by it pursuant to the provisions of this Agreement.

7.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities loss, damage, judgment, fine, penalty, claim, demand, settlement, reasonable cost or expense that is paid, incurred or to which it becomes subject, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent for any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever, even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action. Notwithstanding anything to the contrary herein, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought.

7.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Common Shares shall, when issued, be valid and fully paid and non-assessable.

7.4.4. Counsel. The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such opinion or advice.

7.4.5. Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

7.4.6. Company Instructions. The Warrant Agent may rely on and shall be held harmless and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in reliance upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, or other document, or any security delivered to it, and believed by it to be genuine and to have been made or signed by the proper party or parties, or upon any written instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent hereunder. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.

7.4.7. No Risk of Own Funds. The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

7.4.8. Opinion of Counsel. The Company shall provide an opinion of counsel reasonably satisfactory to the Warrant Agent prior to the effective date of this Warrant Agreement to set up a reserve of warrants and related Common Shares. The opinion shall state that all Warrants or Common Shares, as applicable, are: (1) registered under the Securities Act of 1933, as amended, or are exempt from such registration, and all appropriate state securities law filings have been made with respect to the Warrants; and (2) validly issued, fully paid and non-assessable.

7.4.9. Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

7.4.10. Pecuniary Interest. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

7.4.11. Share Delivery. The Warrant Agent shall deliver Common Shares upon transfer or exercise of the Warrants as soon as commercially practicable, and the Warrant Agent shall incur no liability for the Company’s failure to timely deliver Common Shares pursuant to the terms of the Warrant Certificate, nor shall the Warrant Agent be liable for any liquidated damages or any other damages associated therewith.

7.4.12. Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

7.4.13. Medallion Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

7.4.14. Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and, so long as it promptly notifies the Company as well as the Person who provided any of the foregoing of such ambiguity, shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other Person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

7.4.15. Survival. The rights and obligations of the parties under this Section 7.4 shall survive the termination of this Agreement, the resignation, replacement or removal of the Warrant Agent and the exercise, termination and expiration of the Warrant.

7.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Common Shares through the exercise of the Warrants.

8. Miscellaneous Provisions.

8.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or if sent by overnight delivery, certified mail or private courier service upon deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Greenfire Resources Ltd.

1900 – 205 5th Avenue SW

Calgary, Alberta T2P 2V7

(403) 264-9046

Attention:

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by overnight delivery, certified mail or private courier service upon deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

In each case, with copies to:

8.3. Applicable Law; Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 8.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “ Foreign Action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “Enforcement Action”) and (y) having service of process made upon such warrant holder in any Enforcement Action by service upon such warrant holder’s counsel in the Foreign Action as agent for such warrant holder.

8.4. Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto and the Registered Holders of the Warrants, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purposes for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

8.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

8.7. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

8.8. Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any mistake, including to conform the provision of the Warrants and this Agreement to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or any defective provision contained herein, (ii) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under the Warrants and this agreement and (iii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4, to reflect changes to the definition of “Ordinary Cash Dividend” or to reflect other adjustments required by Section 4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of fifty percent (50%) of the number of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to, and in accordance with, Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders. The Company covenants and agrees to not lower the Warrant Price or extend the duration of the Exercise Period of the Warrants without taking the same actions with respect to the New Warrants. No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 8.8. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent may, but shall not be obligated to, enter into any supplement or amendment that adversely affects the Warrant Agent’s own rights, duties, immunities or obligations under this Agreement.

8.9. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable; provided, however, that if any excluded provision shall materially affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.

8.10 Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, epidemics, pandemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of any utilities, communications, or computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

8.11 Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. Notwithstanding anything to the contrary contained in this Agreement, in the event of inconsistency between any provision in this Agreement and any provision in a Warrant Certificate, as it may from time to time be amended, this Agreement shall prevail. The Company shall not amend any provisions of the Warrant Certificate without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GREENFIRE RESOURCES LTD.

By:
Name:
Title:

COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A

SPECIMEN WARRANT CERTIFICATE

NUMBER W–[ ]	[ ] WARRANTS
SEE REVERSE FOR CERTAIN DEFINITIONS	CUSIP [ ]

WARRANTS

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE

EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE

WARRANT AGREEMENT DESCRIBED BELOW

GREENFIRE RESOURCES LTD.

Incorporated Under the Laws of Alberta, Canada

CUSIP

Warrant Certificate

This Warrant Certificate certifies that [___________], or registered assigns, is the registered holder of [___________] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase common shares, (“Common Shares”) of Greenfire Resources Ltd., an Alberta corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Common Shares as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price (or through “cashless exercise” as provided for in the Warrant Agreement) at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. The terms of this Warrant Certificate are to be read in conjunction with the applicable terms of the Warrant Agreement. In the event of an inconsistency between the terms of this Warrant Certificate and the Warrant Agreement, the terms of the Warrant Agreement shall prevail. The Company shall not amend any provisions of the Warrant Certificate without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed.

Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Common Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a Common Share, the Company shall, upon exercise, round down to the nearest whole number of the number of Common Shares to be issued to the Warrant holder. The number of Common Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Warrant Price per Common Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become null and void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

GREENFIRE RESOURCES LTD.

By:
Name:
Title:

COMPUTERSHARE INC. COMPUTERSHARE TRUST COMPANY, N.A.,

By:
Name:
Title:

[Reverse of Warrant Certificate]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Common Shares and are issued pursuant to the Amended and Restated Warrant Agreement dated as of [_____], 2023 (as amended, supplemented or otherwise modified from time to time, the “Warrant Agreement”) duly executed and delivered by the Company to Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the designated office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Common Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Common Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement or if a valid exemption from the registration requirements of the Securities Act is available.

The Warrant Agreement provides that, upon the occurrence of certain events the number of Common Shares issuable upon exercise of the Warrants and the Warrant Price set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Common Share, the Company shall, upon exercise, round down to the nearest whole number of Common Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the designated office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other third party charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other -writing hereon made by anyone) for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [_______] Common Shares and herewith tenders payment for such Common Shares to the order of Greenfire Resources Ltd. (the “Company”) in the amount of $[_______] in accordance with the terms hereof. The undersigned requests that a certificate for such Common Shares be registered in the name of [_______], whose address is [_______] and that such Common Shares be delivered to [_______] whose address is [_______]. If said [_______] number of Common Shares is less than all of the Common Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Common Shares be registered in the name of [_______], whose address is [_______] and that such Warrant Certificate be delivered to [_______], whose address is [_______].

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(b) of the Warrant Agreement, the number of Common Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Common Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Common Shares. If said number of Common Shares is less than all of the Common Shares purchasable hereunder (after giving effect to the cashless exercise) the undersigned requests that a new Warrant Certificate representing the remaining balance of such Common Shares be registered in the name of [_______], whose address is [_______] and that such Common Shares be delivered to [_______], whose address is [_______].

[Signature Page Follows]

Date: [_______], 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).